SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)     June 1, 2011

PERMA-FIX ENVIRONMENTAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-11596	58-1954497
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8302 Dunwoody Place, Suite 250, Atlanta, Georgia	30350
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (770) 587-9898

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 1 – Registrant’s Business and Operations

Item 1.01 – Entry into a Material Definitive Agreement.

On June 2, 2011, the Company entered into an exclusive Option Agreement with Battelle, which operates Pacific Northwest National Laboratory (“PNNL”) for the U.S. Department of Energy (“DOE”), which is discussed under Item 8.01 below and is incorporated herein by reference.

Section 5 – Corporate Governance and Management.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the Form 8-K filed on February 23, 2011, the Company’s Board of Directors appointed Mr. James A. Blankenhorn, 46, as Chief Operating Officer (COO) of the Company on February 18, 2011.  Mr. Blankenhorn’s employment with the Company became effective on June 1, 2011.

Mr. Blankenhorn has 24 years of experience in the nuclear industry supporting the Department of Energy’s Environmental Management and National Nuclear Security Administration programs, and Department of Defense programs.  In the past few years he has also authored and led technical and budget proposals that resulted in major contracts. His extensive background in all facets of operations and project management make him an exceptional addition to our team.

Prior to his acceptance as the COO of Perma-Fix, Mr. Blankenhorn served in a variety of senior management positions at URS Corporation, a publicly traded company which provides engineering, construction, and technical services for public agencies and private sectors.  Most recently, he served as the deputy project manager for the West Valley Environmental Services, LLC, in western New York where he directed a staff of 360 in the deactivation, decommissioning and clean up of facilities at West Valley.  From 2008 to early 2010, Mr. Blankenhorn was program director with Los Alamos National Security, LLC, responsible for the Waste Disposition Project at the Los Alamos National Laboratory where he supervised 440 people and was responsible for improving performance and achieving cost savings while developing a long term strategy for legacy wastes.  Mr. Blankenhorn spent 18 years at the Westinghouse Savannah River Company. Since 1986, Mr. Blankenhorn has been an officer (recently promoted to a Colonel) in the U.S. Army and Army Reserves serving in leadership positions within the U.S. Army Nuclear, Biological and Chemical program.  Mr. Blankenhorn holds a Master of Science degree – Strategic Studies from the U.S. Army War College, a Master of Science degree – Environmental/Hazardous Waste Management from National Technology University and a Bachelor of Science degree – Chemistry from the Florida Institute of Technology.    There are no transactions involving Mr. Blankenhorn and the Company requiring to be reported under Item 404(a) of Regulation S-K.

The terms of Mr. Blankenhorn’s compensation, which became effective June 1, 2011, are described in our Form 8-Ks filed on February 23, 2011 and March 23, 2011.

Section 8 – Other Events

Item 8.01 – Other Events.

On June 2, 2011, the Company entered into an exclusive Option Agreement with Battelle, which operates PNNL for the DOE, to license technology from PNNL for use with Perma-Fix’s proprietary process to safely and cost-effectively produce Molybdenum-99 (Mo-99), which is used to make Technetium 99m (Tc-99m). Tc-99m is the most widely used medical isotope in the world, and allows medical practitioners to image internal body organs. The option agreement follows the successful development of a proprietary manufacturing process for medical isotopes developed independently by Perma-Fix, as well as successful completion of a Cooperative Research and Development Agreement (CRADA) between Perma-Fix and PNNL.   Perma-Fix has applied for patents covering various steps of the process and intends to incorporate PNNL’s technology into its process.

Under the terms of the Option Agreement, the Company is granted a right to negotiate and enter into an exclusive, royalty bearing license to utilize the patents relating to the use of isotopes in nuclear medicine, subject to the retention by the U.S. Government of an irrevocable non-exclusive right to use such patents for U.S. Government purposes.  The term of the option is for six months from June 2, 2011, which may be extended for an additional six month period.  After the Company gives notice to exercise the option, the parties will have 60 days from the date of such notice to finalize negotiations and execute a license agreement, unless the period is extended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  June 6, 2011

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

By:	/s/ Dr. Louis Centofanti
Dr. Louis F. Centofanti,
President and Chief Executive Officer